AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                     OF

                         DIGITAL POWER CORPORATION


          Claude Adkins and Robert Smith certify that:

          1. They are the President and Secretary, respectively, of Digital Power Corporation, a California corporation.

          2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                I.

          The name of this corporation is Digital Power Corporation.


                                II.

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                               III.

               (A)  (I)   This corporation is authorized to issue two
classes of shares to be designated respectively Preferred Stock ("Preferred") and Common Stock ("Common"). The total number of shares of Preferred this corporation shall have authority to issue is 1,000,000 and the total number of shares of Common the corporation shall have authority to issue is 5,000,000.

               The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common if at any time the number of Common shares remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred.

               (II) The Preferred authorized by these Articles of Incorporation shall be issued in one or more series. The first series of Preferred shall be designated Series A Preferred Stock (the "Series A Preferred") and shall consist of Five Hundred Thousand (500,000) shares with the rights, preferences, privileges and restrictions set forth in paragraph (B) below. The Board of Directors is authorized to fix the number of shares of any other series, and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series of Preferred, and, within the limitations and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares in any such series subsequent to the issue of shares of that series.

               (B) The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as follows:

                    SECTION 1. GENERAL DEFINITIONS. For purposes of this Article the following definitions shall apply:

                    A.   'JUNIOR SHARES' shall mean all Common and any
other shares of this corporation other than the                  Preferred.

                    B. 'SUBSIDIARY' shall mean any corporation at least 50%, of whose outstanding voting shares shall at the time be owned by the corporation and/or one or more of such subsidiaries.

                    SECTION 2. DIVIDEND RIGHTS OF PREFERRED. The holders of the Series A Preferred shall be entitled to receive, out of any funds legally available therefor, cash dividends on each outstanding share of Series A Preferred, payable in preference and priority to any payment of any dividend on Junior Shares at the rate of Twenty-two Cents ($.22) per Share (as appropriately adjusted for any stock dividends, stock splits recapitalization, consolidation or the like, with respect to such shares) per annum out of any funds legally available therefor. Such dividends shall be payable only when and as declared by the Board of Directors. The right to such dividends on the Series A Preferred shall be cumulative, whether or not declared.

          In the event that the corporation shall have declared and unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred (as provided in Section 5 hereof, the corporation shall pay in cash to the holder(s) of the Series A Preferred subject to such conversion the full amount of any such dividends.

                    SECTION 3.  LIQUIDATION PREFERENCE.

                    (A) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Junior Shares by reason of their ownership thereof, the amount of (One Dollar and Eighty Cents ($1.80) per share for each share of Series A Preferred (as appropriately adjusted for any stock dividends, stock splits, recapitalization consolidation or the like with respect to such shares) then held by them, and, in addition an amount equal to all cumulative but unpaid dividends (whether or not declared) on such Series A Preferred. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment of the full preferential amount to such holders, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred in proportion to the respective preferential amounts fixed for such series upon a liquidation, dissolution or winding up of the corporation. After payment has been made to the holders of the Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of Junior Shares shall be entitled to receive all remaining assets of the corporation.

                    (B) For purposes of this Section 3, a merger or consolidation of the corporation with or into any other corporations or sale of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up.

                    (C)   For purposes of this Section 3, if the
distributions or consideration received by the shareholders of the Corporation is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors of the Corporation, and the holders of the Preferred will receive the same type of distribution or consideration. In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sale price as reported by such exchange or by a consolidated transaction reporting system for the five-day period immediately preceding the date of such distribution. In the case of publicly traded securities not listed on an exchange, fair market value shall mean the average last closing bid price as reported by the National Association of Securities Dealers Automatic Quotation System, Inc. or such successor or similar organization, for the five-day period immediately preceding the date of such distribution.

                    SECTION 4.  REDEMPTION.

                    (A) The corporation may, at any time it may lawfully do so and at the option of the Board of Directors, redeem the Series A Preferred in whole or in part, by paying in cash for each share to be redeemed the price of One Dollar Eighty Cents ($l.80) per share (as appropriately adjusted for any stock dividends, stock splits, recapitalization or consolidation of Series A Preferred), together with an amount equal to any accrued and unpaid dividends on Series A Preferred to the date fixed for redemption. Such amount is the "Redemption Price." Any partial redemption shall be pro-rata among the holders of the Series A Preferred.

                    (B) At least thirty (30) days prior to the date fixed for any redemption of Preferred (the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record of Preferred to be redeemed, at the post office address last shown on the records of the corporation, notifying such holder of the election of the corporation to redeem such shares, specifying the Redemption Date, the applicable Redemption Price and the date on which such holder's Conversion Rights (as defined in Section 5) as to such shares terminate, and calling upon such holder to surrender to the corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (such notice is the "Redemption Notice"). On or after the Redemption Date, each holder of Preferred to be redeemed shall surrender the certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares, and each surrendered certificate shall be canceled. From and after the Redemption Date, all rights of the holders of Preferred designated for redemption in the Redemption Notice as holders of Preferred of the corporation shall cease and terminate with respect to such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), and such shares shall not subsequently be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

                    (C) On or prior to the Redemption Date, the corporation shall deposit the Redemption Price of all shares of Preferred designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000) as a trust fund for the benefit of the respective holders of such shares, together with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the corporation that such holder has surrendered his share certificate to the corporation pursuant to Section 4(b). Such instructions shall also provide that any funds deposited by the corporation hereunder for the redemption of shares which are subsequently converted into shares of Common (pursuant to Section 5 no later than the fifth (5th) day preceding the Redemption Date) shall be returned to the corporation forthwith upon such conversion. The balance of any funds deposited by the corporation pursuant to this Section 4(c) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the corporation.

                    SECTION 5. CONVERSION. The holders of Preferred shall have conversion rights as follows (the "Conversion Rights"):

                    (A) RIGHT TO CONVERT. Each share of Preferred, at the option of its holder, at the office of the corporation or any transfer agent for the Preferred, at any time after the date of issuance of such share or on or prior to the fifth (5th) business day prior to the Redemption Date with respect to such share pursuant to Section 4 above, shall be convertible into such number of fully paid and nonassessable shares of Common as is determined by dividing $l.80 for each share of Series A Preferred by the Conversion Price in effect at the time of the conversion. The initial Conversion Price shall be $1.80 for each share of Series A Preferred per share of Common. Such initial Conversion Price shall be subject to adjustment as hereinafter provided. In the event of delivery of a Redemption Notice pursuant to Section 4 above, the Conversion Rights shall terminate as to the number of shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price, in which case the Conversion Rights for such shares shall continue.

                    (B) AUTOMATIC CONVERSION. Each share of Preferred automatically shall be converted into shares of Common at its then effective Conversion Price on the effective date of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that the aggregate gross proceeds to the Company are $l,000,000 or more.

                    (C) MECHANICS OF CONVERSION. No fractional shares of Common shall be issued upon conversion of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares into which shares of Preferred held by such holder could be converted), the corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common, as determined by the Board of Directors. Before any holder of Preferred shall be entitled to convert the same into full shares of Common, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion, on the effective date of the offering or merger or consolidation as provided in Section 5(b) above, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

                    (D)    ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS.
If the corporation at any time or from time to time effects a subdivision of the outstanding Common, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the corporation at any time or from time to time combines the outstanding shares of Common, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                    (E)   ADJUSTMENT FOR CERTAIN DIVIDENDS AND
DISTRIBUTIONS. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in additional shares of Common, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (I) the numerator of which is the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close business on such record date, and (2) the denominator of which shall be the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of shares of Common issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(e) as of the time of actual payment of such dividends or distributions.

                    (F)   ADJUSTMENTS FOR OTHER DIVIDENDS AND
DISTRIBUTIONS. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common, then and in each such event provision shall be made so that the holders of the Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the corporation which they would have received had their Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period, under this Section 5(f) with respect to the rights of the holders of Preferred.

                    (G) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common issuable upon the conversion of the Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend or a reorganization, merger, consolidation or sale of assets, as provided for elsewhere in this Section 5), then and in such event each holder of Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and properly receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common into which such shares of Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                    (H) REORGANIZATION OR SALES OF ASSETS. If at any time or from time to time there is capital reorganization of the Common
(other than a consolidation, recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this
Section 5), or the sale of all or substantially all of the corporation's properties and assets to any other person, then, as a part of such reorganization or sale, provision shall be made so that the holders of the Preferred thereafter shall be entitled to receive upon conversion of the Preferred, the number of shares of stock or other securities or property of the corporation, or of any successor corporation resulting from such sale, to which holder of Common would have been entitled on such capital reorganization or sale, deliverable upon conversion. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred after the reorganization or sale to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares purchasable upon conversion of the Preferred) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This section 5(h) shall apply to successive reorganizations and sales.

                    (I) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (I) such adjustments and readjustments, (II) the Conversion Price at the time in effect, and (III) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

                    (J) NOTICES OF RECORD DATE. In the event that the corporation shall propose at any time:

                         (I)    to, declare any dividend or distribution
upon its Common, whether in cash, property, stock other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                         (II)   to offer for subscription pro rata to the
holders of any class or series of its stock any additional shares of stock of any class or series or other rights.

                         (III)  to effect any reclassification or
recapitalization of its outstanding Common involving a change in the Common; or
                         (IV)   to merge or consolidate with or into any
other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

          then, in connection with each such event, the corporation shall send to the holders of the Preferred:

(1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend. Distribution or subscription rights and a description thereof (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (III) and (IV) above; and

(2) in the case of the matters referred to in (III) and (IV) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred at the address for each such holder as shown on the books of the corporation.

                    SECTION 6. VOTING RIGHTS. Except as otherwise required by law, each share of Common issued and outstanding shall have one vote and each share of Series A Preferred issued and outstanding shall have the number of votes equal to the number of whole Common shares into which the Preferred is convertible, as adjusted from time to time pursuant to Section 5 hereof. The Series A Preferred Stock shall have the right to cumulate the votes in the election of directors.

                    SECTION 7. CONSENT FOR CERTAIN REPURCHASES OF COMMON STOCK DEEMED TO DISTRIBUTIONS. Each holder of an outstanding share of Preferred shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the General Corporation Law, to distributions made by the corporation in connection with the repurchase of shares of Common issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

                    SECTION 8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested in the Common.

                                    IV.

     The liability of the directors of this corporation for monetary damage shall be eliminated to the fullest extent permissible under California law.

                                    V.

     This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaws provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in section 204 of the Corporations Code.

          3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

          4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of this corporation is 820,830 shares of Common Stock. The number of shares voting in favor of the amendment and the restatement equalled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock.


                                         /S/ CLAUDE ADKINS
                                        CLAUDE ADKINS, PRESIDENT

                                         /S/ ROBERT SMITH
                                        ROBERT SMITH, SECRETARY


          The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

          Executed at Fremont, California on     9/29   , 1992.



                                          /S/ CLAUDE ADKINS
                                         CLAUDE ADKINS

                                          /S/ ROBERT SMITH
                                         ROBERT SMITH